EXHIBIT 99.1
                                  PRESS RELEASE


RIO VISTA ENERGY PARTNERS RETAINS TRC COMPANIES, INC. TO CONSIDER STRATEGIC ALTERNATIVES

HOUSTON--Nov. 10, 2004--Rio Vista Energy Partners L.P. (NASDAQ: RVEP), an energy
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services limited partnership, announced today that it has retained TRC
Companies, Inc. (NYSE: TRR) to assist it in considering strategic alternatives.
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In its role, TRC will help source and structure potential acquisitions and merger opportunities designed to grow the asset base of the partnership.

"We believe that our partnership structure is an excellent vehicle to acquire other qualified oil and gas assets," said Richard Shore Jr., Rio Vista Energy's President. "We feel that TRC is well positioned to help us reach our goal of replicating the successes of many of the other publicly-traded Master Limited Partnerships."

About Rio Vista Energy Partners L.P.

Rio Vista Energy Partners is an energy services Master Limited Partnership that owns or operates Liquefied Petroleum Gas (LPG) assets in Southeast Texas and Northeastern Mexico. The partnership seeks to grow through the acquisition of qualified oil and gas assets.

About TRC

Named one of FORTUNE Magazine's 100 Fastest Growing Companies in 2003, Forbes Top 200 Best Small Companies and Business Week's Top 100 Hot Growth Companies, TRC is a customer-focused company that creates and implements sophisticated and innovative solutions to the challenges facing America's environmental, infrastructure, power, and transportation markets. The Company is also a leading provider of technical, financial, risk management, and construction services to both industry and government customers across the country. For more information, visit TRC's website at www.TRCsolutions.com.
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Forward-Looking Statements

Certain of the statements in this news release are forward-looking statements, including statements regarding potential strategic alternatives, acquisitions and merger opportunities and future growth of Rio Vista Energy Partners L.P. (the "Partnership"). Although these statements reflect the Partnership's beliefs, they are subject to uncertainties and risks that could cause actual results to differ materially from expectations. These risks include the fact that there is no assurance that the Partnership will be able to complete any strategic transactions, acquisitions or mergers. Even if completed, future acquisitions and expansions may not be successful, may substantially increase our indebtedness and contingent liabilities, and may create integration difficulties. If we do not have sufficient capital resources for acquisitions or opportunities for expansion, our growth will be limited. All of our assets are pledged as collateral for existing debt of Penn Octane, and we therefore may be unable to obtain additional financing collateralized by such assets our ability to complete future acquisitions and expansions may not be successful. Additional information regarding risks affecting our business may be found in our registration statement on Form 10 and Penn Octane's reports on Form 10-Q and 10-K filed with the Securities and Exchange Commission.


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Contact:
     Rio Vista Energy Partners L.P.
     Richard Shore / Ian T. Bothwell, 760-772-9080 or
     CEOcast, Inc. for Rio Vista Energy Partners L.P.
     Ed Lewis, 212-732-4300



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